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                                                                    EXHIBIT 3.2



                   IRREVOCABLE PROXY COUPLED WITH AN INTEREST


     I, the undersigned, hereby constitute and appoint Ken H. Smith, and in place of him, in case of substitution, his substitute, attorney and agent for me and in my name, place and stead, to vote as my proxy one-half of all common shares of U.S. Technologies, Inc. (the "Company") held in my name in the shareholder records of the Company at the meetings of the stockholders of the Company upon any question which may be brought before such meetings, including the election of directors, according to the number of votes I should be entitled to vote if then personally present, with full power to my said attorney to appoint a substitute in his place. This proxy shall be effective from the date hereof through December 31, 1998 and it shall not be earlier revoked, said proxyholder having the following interest in the corporation:

     Ken H. Smith is an officer and/or director of the Company and substantial owner of the Company individually.

     IN WITNESS WHEREOF, I have signed this Irrevocable Proxy in duplicate intending to file one with the Secretary of the Company and one to be delivered to Ken H. Smith.




Dated: April 7, 1997
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